	Investor Contact:	Randy Atkinson
(954) 308-7639
randalatkinson@spherion.com

	Media Contact:	Lesly Cardec
FOR IMMEDIATE RELEASE		(800) 422-3819
leslycardec@spherion.com

SPHERION AMENDS SHAREHOLDER RIGHTS PLAN TO PRESERVE VALUE OF DEFERRED TAX ASSETS

     FORT LAUDERDALE, Fla., September 9, 2009 — Spherion Corporation (NYSE: SFN) today announced that its board of directors amended its existing shareholder rights plan to help preserve and maximize the value of net operating loss benefits (NOLs) and other deferred tax assets of Spherion. The book value of the NOLs and other deferred tax assets available to the Company is $147 million, as reflected on the Company’s balance sheet at June 28, 2009. This amount is available to reduce future taxable income, if properly preserved.

     Spherion's ability to use its net operating losses and other tax benefits would be substantially limited by Section 382 if an "ownership change" occurred - generally, a greater than 50 percentage point change in ownership of common stock by shareholders owning (or deemed to own under Section 382 of the Code) 5 percent or more of a corporation's common stock over a defined period of time. The Company’s shareholder rights plan was amended to reduce the likelihood of an unintended "ownership change" occurring as a result of ordinary buying and selling of Spherion’s common shares.

     Pursuant to the terms of the amended shareholder rights plan, any shareholder or group that acquires beneficial ownership of 4.9 percent (reduced from 15 percent prior to the amendment) or more of Spherion's outstanding common shares without the approval of Spherion's board of directors would be subjected to significant dilution in its holdings.  Existing shareholders holding 4.9 percent or more of Spherion's common shares will not be considered acquiring persons unless they acquire an additional 1 percent (or greater) interest in the common shares of Spherion.  The rights plan amendment does not ensure that the Company's NOLs will be protected from an "ownership change" as defined in the tax laws, and there can be no assurance that such an "ownership change" will not occur, but the board believes that the amendment to the existing rights plan lessens the chance that an unintended "ownership change" would occur.

     The rights plan was not amended as an anti-takeover measure. The shareholder rights plan will expire on April 1, 2014 or upon the earlier exchange or redemption of the rights issued under the rights plan, and the amendment relating to preserving tax assets will expire earlier if (i) the board of directors determines the rights plan is no longer needed to preserve the deferred tax assets due to the implementation of legislative changes or (ii) the board of directors determines, at the beginning of a specified period, that no tax benefits may be carried forward. The Company plans to submit the shareholder rights plan amendment to stockholders for approval at the next regularly scheduled annual meeting; failure to obtain stockholders’ approval will cause the amendment to terminate on September 1, 2010. Spherion will file a copy of the shareholder rights plan amendment with the Securities and Exchange Commission. The independent director evaluation committee of the board remains in place to evaluate the terms and provisions of the rights plan over the term of the plan, and to make recommendations to the board with respect to the rights plan.

ABOUT SPHERION

     Spherion Corporation (NYSE:SFN) is a leading recruiting and staffing company that provides integrated solutions and breakout specialties to meet the evolving needs of companies and job candidates. As an industry pioneer for more than 60 years, Spherion has sourced, screened and placed millions of individuals in temporary, temp-to-hire and full-time jobs.

     With approximately 600 locations in the United States and Canada, Spherion delivers innovative workforce solutions that improve business performance. Spherion provides its services to approximately 10,000 customers, from Fortune 500 companies to a wide range of small and mid-size organizations. Employing more than 215,000 people annually through its network, Spherion is one of North America’s largest employers. Spherion operates under the following brands: Spherion Staffing Services Group for administrative, clerical and light industrial workers; Technisource for technology professionals and solutions; The Mergis Group for accounting and finance and other professional positions; Todays Office Professionals for specialty administrative personnel; and SourceRight Solutions for recruitment process outsourcing. To learn more, visit www.spherion.com

     Some of the statements in this press release are “forward-looking statements,” as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding the ability of our rights plan to preserve the value of our net operating loss benefits and other deferred tax assets. Forward-looking statements do not relate strictly to historical or current matters. Rather, forward-looking statements are predictive in nature and may depend upon or refer to future events, activities or conditions. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties. Many factors could cause our actual activities or results to differ materially from the activities and results anticipated in forward-looking statements. Information concerning these factors can be found within our filings with the Securities and Exchange Commission. Statements in this press release should be evaluated in light of these important factors. Although we believe that these statements are based upon reasonable assumptions, we cannot provide any assurances regarding future results. We undertake no obligation to revise or update any forward-looking statements whether as a result of new information, future events or otherwise.